UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 23, 2023

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition

On January 23, 2023, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three months (fourth quarter) and the twelve months (full year) ended December 31, 2022. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-GAAP (generally accepted accounting principles in the United States or "U.S. GAAP") financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation to the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for / (recovery of) credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, net, and asset valuation adjustments, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-GAAP Financial Measures
Park's management uses certain non-GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per share and pre-tax, pre-provision net income.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per share and pre-tax, pre-provision net income for the three months ended and at December 31, 2022, September 30, 2022 and December 31, 2021 and for the twelve months ended and at December 31, 2022 and December 31, 2021. For the purpose of calculating the annualized return on average tangible equity, a non-GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating tangible book value per share, a non-GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end. For the purpose of calculating pre-tax, pre-provision net income, a non-GAAP financial measure, income taxes and the provision for (recovery of) credit losses are added back to net income, in each case during the applicable period.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per share and pre-tax, pre-provision net income presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity to average shareholders' equity, average tangible assets to average assets, tangible equity to total shareholders' equity, tangible assets to total assets, and pre-tax, pre-provision net income to net income solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per share and pre-tax, pre-provision net income are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio, book value per share and net income, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Financial Measures
Interest income, yields, and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Paycheck Protection Program ("PPP") Loans
Park originated $764.7 million in loans as part of the PPP. These loans are not typical of Park's loan portfolio in that they are part of a specific government program to support businesses during the COVID-19 pandemic and are 100% guaranteed by the Small Business Administration ("SBA"). As such, management considers growth in the loan portfolio excluding PPP loans, the total allowance for credit losses to total loans ratio (excluding PPP loans), and general reserve on collectively evaluated loans as a percentage of total collectively evaluated loans (excluding PPP loans) in addition to the related U.S. GAAP metrics which are not adjusted for PPP loans.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2023, Alicia J. Hupp, who currently serves in the class of directors of Park who terms will expire at the 2023 Annual Meeting of Shareholders of Park (the "2023 Annual Meeting"), notified Park that she has decided to retire and not stand for re-election to the Board of Directors of Park. Ms. Hupp's term as a director of Park will expire immediately prior to the 2023 Annual Meeting, which will be held on April 24, 2023. In addition, Alicia J. Hupp will retire as a director of Park's national bank subsidiary The Park National Bank ("PNB"), effective April 24, 2023, but will remain as a member of the advisory board of the West Central Division of PNB.

Ms. Hupp is retiring from the Park Board of Directors to focus on her business and philanthropic interests, not as a result of a disagreement with Park on any matter related to Park's operations, policies or practices.

Alicia J. Hupp has served as a member of the Board of Directors of Park since June 2015, as a member of the Board of Directors of PNB since January 2022 and as a member of the advisory board of the Security National Bank Division (part of the West Central Division since July 2020) of PNB since March 2012. Ms. Hupp has served as a member of each of the Audit Committee and the Nominating and Corporate Governance Committee of the Park Board of Directors. Ms. Hupp has been an advocate for PNB during her service as a board member. She will be recognized during Park's 2023 Annual Meeting for her dedicated service and superior counsel provided to both Park and PNB.

The Nominating and Corporate Governance Committee, on behalf of the Board of Directors of Park, has recommended, and the Board of Directors of Park has determined, that rather than fill the vacancy which will be created by the retirement of Ms. Hupp, the number of directors of Park will be reduced to 13 upon her retirement.

Item 7.01 - Regulation FD Disclosure

COVID-19 Considerations

During 2022 and 2021, Park provided calamity pay and special bonuses to certain associates related to the COVID-19 pandemic. The cost of the calamity pay and special bonuses was $747,000 and $2.1 million for the years ended December 31, 2022 and 2021, respectively, and is included within salaries expense.

Paycheck Protection Program: During 2020 and 2021, Park approved and funded 7,701 loans totaling $764.7 million as part of the PPP. For its assistance in making and retaining these loans, Park received an aggregate of $33.1 million in fees from the SBA, of which $3.0 million and $16.3 million were recognized within loan interest income during the years ended December 31, 2022 and 2021, respectively. At December 31, 2022, the remaining balance of PPP loans was $4.2 million.

Loan Modifications: During the COVID-19 pandemic, Park has worked with borrowers and provided modifications in the form of either interest only deferral or principal and interest deferral, in each case, for initial periods of up to 90 days. As necessary, Park made available a second 90-day interest only deferral or principal and interest deferral bringing the total potential deferral period to six months. Modifications were structured in a manner to best address each individual customer's then current situation. A majority of these modifications were excluded from the troubled debt restructuring ("TDR") classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. The modified loans were considered current and continued to accrue interest during the deferral period.

Financial Results by Segment

The table below reflects the net income (loss) by segment for each quarter of 2022 and for the years ended December 31, 2022, 2021 and 2020. Park's segments include PNB and "All Other" which primarily consists of Park as the "Parent Company", Guardian Financial Services Company ("GFSC") and SE Property Holdings, LLC ("SEPH").

(In thousands)	Q4 2022	Q3 2022	Q2 2022	Q1 2022	2022	2021	2020
PNB	$35,320	$31,515	$34,940	$41,468	$143,243	$159,461	$123,730
All Other	(2,236)	10,553	(616)	(2,593)	5,108	(5,516)	4,193
Total Park	$33,084	$42,068	$34,324	$38,875	$148,351	$153,945	$127,923

Highlights from the three-month and twelve-month periods ended December 31, 2022 and 2021 included:

•Net income for the year ended December 31, 2022 of $148.4 million represented a $5.6 million, or 3.6%, decrease compared to $153.9 million for the year ended December 31, 2021.
•Pre-tax, pre-provision net income for the year ended December 31, 2022 of $185.0 million represented a $8.7 million, or 4.9%, increase compared to $176.3 million for the year ended December 31, 2021.
•During the three months and the year ended December 31, 2022, Park recorded interest income of $78,000 and $3.1 million, respectively, related to PPP loans, compared to $2.5 million and $18.0 million for the three months and the year ended December 31, 2021, respectively.
•Park recognized a $5.6 million gain on the sale of OREO, net, during the year ended December 31, 2022 related to former Vision Bank relationships. There was no gain on the sale of OREO, net, related to former Vision Bank relationships during the three months ended December 31, 2022 and 2021 and the year ended December 31, 2021.
•Park recognized a $12.0 million OREO valuation markup during the year ended December 31, 2022 related to the foreclosure and subsequent sale of a property collateralizing a former Vision Bank relationship. There was no OREO valuation markup related to former Vision Bank relationships during the three months ended December 31, 2022 and 2021 and the year ended December 31, 2021.
•During the year ended December, 2022, Park recorded income of $1.2 million as a result of an annual Visa incentive, compared to $1.1 million during the year ended December 31, 2021. There was no income as a result of an annual Visa incentive recognized during either of the three months ended December 31, 2022 or 2021.
•During the three months ended December 31, 2022, Park paid $1.4 million in one-time bonuses, which had been accrued for during the three months ended September 30, 2022. During the year ended December 31, 2022, Park accrued and paid $3.2 million in one-time bonuses. During the three months and the year ended December 31, 2021, Park accrued and paid $1.2 million in one-time bonuses and accrued an additional $1.3 million for future one-time bonuses for additional associates.

•During the three months and the year ended December 31, 2022, Park incurred expenses of $100,000 and $1.8 million, respectively, reflecting direct expenses related to the collection of payments on former Vision Bank loan relationships, compared to $700,000 and $1.4 million for the three months and the year ended December 31, 2021, respectively.
•During each of the years ended December 31, 2022 and 2021, Park contributed $4.0 million, respectively, to its charitable foundation. There was no contribution made by Park to its charitable foundation during either of the three months ended December 31, 2022 and 2021.
•PNB loan growth (excluding PPP loans) of 5.0% for the year ended December 31, 2022 compared to a decrease in loans (excluding PPP loans) of 0.6% for the year ended December 31, 2021.
•Continued good credit quality with net loan charge-offs as a percentage of average loans of 0.03% for the year ended December 31, 2022, compared to net loan recoveries as a percentage of average loans of 0.05% for the year ended December 31, 2021, respectively.

Net income for each of the years ended December 31, 2022 and 2021 included several items of income and expense that impacted comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

The following discussion provides additional information regarding the PNB segment, followed by additional information regarding All Other.

The Park National Bank (PNB)

The table below reflects PNB's net income for each quarter of 2022 and for the years ended December 31, 2022, 2021 and 2020.

(In thousands)	Q4 2022	Q3 2022	Q2 2022	Q1 2022	2022	2021	2020
Net interest income	$95,828	$92,035	$83,411	$79,372	$350,646	$328,398	$326,375
Provision for (recovery of) credit losses (1)	3,789	3,235	3,357	(4,547)	5,834	(8,554)	30,813
Other income	25,791	28,918	29,255	31,247	115,211	126,802	124,231
Other expense	74,170	79,070	66,214	64,216	283,670	266,678	268,938
Income before income taxes	$43,660	$38,648	$43,095	$50,950	$176,353	$197,076	$150,855
Income tax expense	8,340	7,133	8,155	9,482	33,110	37,615	27,125
Net income	$35,320	$31,515	$34,940	$41,468	$143,243	$159,461	$123,730
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses and the related provision for (recovery of) credit losses for all periods subsequent to the date of adoption were calculated utilizing this new guidance.

Net interest income of $350.6 million for the year ended December 31, 2022 represented a $22.2 million, or 6.8%, increase compared to $328.4 million for the year ended December 31, 2021. The increase was a result of a $37.5 million increase in interest income, partially offset by a $15.3 million increase in interest expense.

The $37.5 million increase in interest income was primarily due to a $26.5 million increase in investment income and a $11.0 million increase in interest income on loans. The $26.5 million increase in investment income was primarily the result of a $254.1 million increase in average investments, including money market investments, from $2.00 billion for the year ended December 31, 2021 to $2.26 billion for the year ended December 31, 2022. The increase was also the result of an increase in the yield on investments, which increased 103 basis points to 2.56% for the year ended December 31, 2022, compared to 1.53% for the year ended December 31, 2021. The increase in interest income on loans was primarily the result of a $176.9 million increase in averages loans, excluding PPP loans, from $6.75 billion for the year ended December 31, 2021 to $6.93 billion for the year ended December 31, 2022, as well as an increase in the yield on loans, excluding PPP loans, which increased 26 basis points to 4.57% for the year ended December 31, 2022, compared to 4.31% for the year ended December 31, 2021. These increases were partially offset by a $15.0 million decrease in interest and fee income from PPP loans, which was $3.1 million for the year ended December 31, 2022, compared to $18.0 million for the year ended December 31, 2021.

The $15.3 million increase in interest expense was primarily due to a $14.7 million increase in interest expense on deposits, as well as a $628,000 increase in interest expense on borrowings. The increase in interest expense on deposits was the result of a $108.2 million increase in average on-balance sheet interest bearing deposits from $5.25 billion for the year ended December 31, 2021, to $5.36 billion for the year ended December 31, 2022 as well as the result of an increase in the cost of deposits of 27 basis points, from 0.12% for the year ended December 31, 2021 to 0.39% for the year ended December 31, 2022. The increase in on-balance sheet interest bearing deposits was due to increases in transaction accounts, which were partially offset by decreases in both savings and time deposits. During the years ended December 31, 2022 and 2021, Park made the decision to continue its participation in a program to transfer deposits off-balance sheet in order to manage growth of the balance sheet.

The provision for credit losses of $5.8 million for the year ended December 31, 2022 represented a difference of $14.4 million, compared to a recovery of credit losses of $8.6 million for the year ended December 31, 2021. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional details regarding the level of the provision for (recovery of) credit losses recognized in each period presented above.

Other income of $115.2 million for the year ended December 31, 2022 represented a decrease of $11.6 million, or 9.1%, compared to $126.8 million for the year ended December 31, 2021. The $11.6 million decrease was primarily related to a $14.8 million decrease in other service income, which was primarily due to declines in fee income from mortgage loan originations and mortgage servicing rights, partially offset increases in investor rate locks and mortgage loans held for sale. The decrease was also related to (i) a $1.7 million decrease in gain on equity securities, net; (ii) a $390,000 decrease in other miscellaneous income; and (iii) a $358,000 decrease in fiduciary income. These decreases were partially offset by increases of (i) $3.9 million in other components of net periodic benefit income; and (ii) $1.3 million in income from service charges on deposit accounts.

A summary of mortgage loan originations for each quarter of 2022 and 2021 and for the years ended December 31, 2022 and 2021 follows.

(In thousands)	Q1 2021	Q2 2021	Q3 2021	Q4 2021	2021
Mortgage Loan Origination Volume
Sold	$191,116	$142,398	$123,757	$98,007	$555,278
Portfolio	82,613	74,670	66,718	60,685	284,686
Construction	28,987	37,266	28,486	24,816	119,555
Service released	1,266	2,204	4,537	5,795	13,802
Total mortgage loan originations	$303,982	$256,538	$223,498	$189,303	$973,321

Refinances as a % of Total Mortgage Loan Originations	71.1%	50.0%	44.8%	44.2%	54.2%

(In thousands)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	2022
Mortgage Loan Origination Volume
Sold	$69,053	$50,013	$27,025	$13,051	$159,142
Portfolio	53,498	63,104	90,551	56,134	263,287
Construction	32,928	34,044	34,026	19,796	120,794
Service released	4,660	4,580	2,537	2,961	14,738
Total mortgage loan originations	$160,139	$151,741	$154,139	$91,942	$557,961

Refinances as a % of Total Mortgage Loan Originations	41.7%	25.9%	24.0%	22.8%	29.4%

Total mortgage loan originations decreased $415.4 million, or 42.7%, to $558.0 million for the year ended December 31, 2022 compared to $973.3 million for the year ended December 31 2021.

The table below reflects PNB's other expense for the years ended December 31, 2022 and 2021.

(Dollars in thousands)	2022	2021	$ change	% change
Other expense:
Salaries	$129,378	$120,949	$8,429	7.0%
Employee benefits	40,066	40,895	(829)	(2.0)%
Occupancy expense	13,842	12,555	1,287	10.3%
Furniture and equipment expense	11,900	10,880	1,020	9.4%
Data processing fees	32,293	30,202	2,091	6.9%
Professional fees and services	23,774	19,980	3,794	19.0%
Marketing	5,304	6,072	(768)	(12.6)%
Insurance	5,397	5,621	(224)	(4.0)%
Communication	3,857	3,498	359	10.3%
State tax expense	4,327	3,821	506	13.2%
Amortization of intangible assets	1,487	1,798	(311)	(17.3)%
Foundation contributions	4,000	4,000	—	—%
Miscellaneous	8,045	6,407	1,638	25.6%
Total other expense	$283,670	$266,678	$16,992	6.4%

Total other expense of $283.7 million for the year ended December 31, 2022 represented an increase of $17.0 million, or 6.4%, compared to $266.7 million for the year ended December 31, 2021. The increase in salaries expense was primarily related to increases in base salary expense and vacation accrual expense. The decrease in employee benefits expense was primarily related to a decrease in group insurance expense, partially offset by increases in payroll tax expense and other employee benefits, including retirement benefit expense. The increase in occupancy expense was primarily related to an increase in rental lease expense, including an impairment charge related to a leased office location. The increase in furniture and equipment expense was primarily related to an increase in depreciation expense. The increase in data processing fees was primarily related to an increase in software data processing expense, partially offset by a decrease in debit card processing expense. The increase in professional fees and services expense was primarily due to increases in legal expense, other fees and recruiting fees. The decrease in marketing expense was due to a decrease in advertising expenses. The increase in miscellaneous expense was due to increased expense for the allowance for unfunded lines of credit and increased training and travel-related expenses, which were partially offset by a decrease in operating lease depreciation expense.

The table below provides certain balance sheet information and financial ratios for PNB as of or for the years ended December 31, 2022 and 2021.

(Dollars in thousands)	December 31, 2022	December 31, 2021	% change from 12/31/21
Loans	7,141,362	6,868,935	3.97%
Loans less PPP loans (1)	7,137,156	6,794,515	5.04%
Allowance for credit losses	85,370	83,111	2.72%
Net loans	7,055,992	6,785,824	3.98%
Investment securities	1,796,613	1,807,392	(0.60)%
Total assets	9,815,951	9,538,217	2.91%
Total deposits	8,534,320	8,157,720	4.62%
Average assets (2)	10,011,932	9,814,766	2.01%
Efficiency ratio (3)	60.43%	58.21%	3.81%
Return on average assets	1.43%	1.62%	(11.73)%
(1) Excludes $4.2 million and $74.4 million of PPP loans at December 31, 2022 and December 31, 2021.
(2) Average assets for the years ended December 31, 2022 and 2021.
(3) Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $3.5 million for the year ended December 31 2022 and $2.9 million for the year ended December 31 2021.

Loans outstanding at December 31, 2022 were $7.14 billion, compared to $6.87 billion at December 31, 2021, an increase of $272.4 million, and compared to $7.10 billion at September 30, 2022, an increase of $38.9 million. Excluding $4.2 million, $5.7 million and $74.4 million of PPP loans at December 31, 2022, September 30, 2022 and December 31, 2021, respectively, loans outstanding were $7.14 billion at December 31, 2022, compared to $6.79 billion at December 31, 2021, an increase of $342.6 million, and compared to $7.10 billion at September 30, 2022, an increase of $40.4 million. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	$ change from 9/30/22	% change from 9/30/22	$ change from 12/31/21	% change from 12/31/21
Home equity	$167,232	$167,072	$165,691	$160	0.1%	$1,541	0.9%
Installment	1,921,059	1,948,819	1,685,687	(27,760)	(1.4)%	235,372	14.0%
Real estate	1,195,037	1,171,079	1,142,991	23,958	2.0%	52,046	4.6%
Commercial (excluding PPP loans) (1)	3,850,477	3,807,976	3,797,673	42,501	1.1%	52,804	1.4%
PPP loans	4,206	$5,715	74,420	(1,509)	(26.4)%	(70,214)	(94.3)%
Other	3,351	1,842	2,473	1,509	81.9%	878	35.5%
Total loans	$7,141,362	$7,102,503	$6,868,935	38,859	0.5%	272,427	4.0%
Total loans (excluding PPP loans) (1)	$7,137,156	$7,096,788	$6,794,515	$40,368	0.6%	$342,641	5.0%
(1) Excludes $4.2 million of PPP loans at December 31, 2022, $5.7 million of PPP loans at September 30, 2022, and $74.4 million of PPP loans at December 31, 2021.

PNB's allowance for credit losses increased by $2.3 million, or 2.7%, to $85.4 million at December 31, 2022, compared to $83.1 million at December 31, 2021. Net charge-offs were $3.6 million, or 0.05% of total average loans, for the year ended December 31 2022 and net recoveries were $640,000, or 0.01% of total average loans, for the year ended December 31, 2021. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional information regarding PNB's loan portfolio and the level of provision for (recovery of) credit losses recognized in each period presented.

Total deposits at December 31, 2022 were $8.53 billion, compared to $8.16 billion at December 31, 2021, an increase of $376.6 million, or 4.6%. Total deposits at December 31, 2022 were $8.53 billion, compared to $8.61 billion at September 30, 2022, a decrease of $72.0 million, or 0.8%. During the years ended December 31, 2022 and 2021, Park made the decision to continue participation in two programs to transfer deposits off-balance sheet in order to manage growth of the balance sheet, as deposits increased significantly throughout the COVID-19 pandemic. At December 31, 2022, September 30, 2022 and December 31, 2021, Park had $195.9 million, $766.2 million, and $983.1 million, respectively, in deposits which were off-balance sheet. Total deposits would have decreased $410.5 million, or 4.5%, compared to December 31, 2021 had the $195.9 million and $983.1 million in deposits remained on the balance sheet at the respective dates. Total deposits would have decreased $642.2 million, or 6.9%, compared to September 30, 2022 had the $195.9 million and $766.2 million in deposits remained on the balance sheet at the respective dates. The table below breaks out the change in deposit balances, by deposit type.

(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	$ change from 9/30/22	% change from 9/30/22	$ change from 12/31/21	% change from 12/31/21
Non-interest bearing deposits	$3,374,269	$3,435,307	$3,320,413	$(61,038)	(1.8)%	$53,856	1.6%
Transaction accounts	1,988,106	1,989,340	1,502,876	(1,234)	(0.1)%	485,230	32.3%
Savings	2,617,500	2,568,404	2,622,771	49,096	1.9%	(5,271)	(0.2)%
Certificates of deposit	554,445	613,222	711,660	(58,777)	(9.6)%	(157,215)	(22.1)%
Total deposits	$8,534,320	$8,606,273	$8,157,720	$(71,953)	(0.8)%	$376,600	4.6%
Off balance sheet deposits	195,937	766,184	983,053	(570,247)	(74.4)%	(787,116)	(80.1)%
Total deposits including off balance sheet deposits	$8,730,257	$9,372,457	$9,140,773	$(642,200)	(6.9)%	$(410,516)	(4.5)%

All Other

The table below reflects All Other net (loss) income for each quarter of 2022 and for the years ended December 31, 2022, 2021 and 2020.

(In thousands)	Q4 2022	Q3 2022	Q2 2022	Q1 2022	2022	2021	2020
Net interest (expense) income	$(1,222)	$(1,207)	$528	$(1,686)	$(3,587)	$1,495	$1,255
Recovery of credit losses (1)	(808)	(45)	(366)	(58)	(1,277)	(3,362)	(18,759)
Other income	601	17,776	1,938	409	20,724	3,142	1,433
Other expense	3,484	3,833	3,834	3,157	14,308	16,840	17,657
Net (loss) income before income tax (benefit) expense	$(3,297)	$12,781	$(1,002)	$(4,376)	$4,106	$(8,841)	$3,790
Income tax (benefit) expense	(1,061)	2,228	(386)	(1,783)	(1,002)	(3,325)	(403)
Net (loss) income	$(2,236)	$10,553	$(616)	$(2,593)	$5,108	$(5,516)	$4,193
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses and the related recovery of credit losses for all periods subsequent to the date of adoption were calculated utilizing this new guidance.

The net interest (expense) income for All Other included, for all periods presented, interest income on subordinated debt investments in PNB, which was eliminated in the consolidated Park National Corporation totals, as well as interest income on GFSC loans and SEPH impaired loan relationships. The net interest (expense) income for All Other also included interest expense on $175.0 million aggregate principal amount of 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 issued by Park in August 2020 (the "Park Subordinated Notes").

Net interest (expense) income reflected net interest expense of $3.6 million for the year ended December 31, 2022, compared to net interest income of $1.5 million for the year ended December 31, 2021. The change was largely the result of a decrease of $4.2 million in loan interest income related to payment collections at SEPH and a decrease of $929,000 in net interest income from GFSC, partially offset by a decrease in interest expense on borrowings of $58,000 mainly related to the Park Subordinated Notes.

Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional information regarding the All Other loan portfolio and the level of recovery of credit losses recognized in each period presented.

All Other had other income of $20.7 million for the year ended December 31, 2022, compared to $3.1 million for the year ended December 31, 2021. The change was largely due to (i) a $12.0 million increase in income from an OREO valuation markup; (ii) a $5.6 million increase in gain on the sale of OREO, net; (iii) a $749,000 increase in income from bank owned life insurance, mainly related to a death benefit payout; and (iv) a $304,000 increase in gain on equity securities carried at fair value or modified cost, which went from a $361,000 gain for the year ended December 31, 2021 to a $665,000 gain for the year ended December 31, 2022. The forgoing increases were partially offset by a $594,000 decrease in income due to an OREO devaluation and a $634,000 decrease in income related to partnership investments, which went from a $857,000 gain for the year ended December 31, 2021 to a $223,000 gain for the year ended December 31, 2022.

All Other had other expense of $14.3 million for the year ended December 31, 2022, compared to $16.8 million for the year ended December 31, 2021. The decrease was largely due to (i) a $715,000 decrease in salaries expense, (ii) a $460,000 decrease in occupancy expense, (iii) a $408,000 decrease in professional fees and services, (iv) a $284,000 decrease in employee benefits expense and (v) a $280,000 decrease in other insurance expense.

The table below provides certain balance sheet information for All Other as of or for the years ended December 31, 2022 and 2021.

(Dollars in thousands)	December 31, 2022	December 31, 2021	% change from 12/31/21
Loans	$529	$2,187	(75.81)%
Allowance for credit losses	9	86	(89.53)%
Net loans	520	2,101	(75.25)%
Total assets	39,042	22,037	77.17%
Average assets (1)	32,276	32,692	(1.27)%
(1) Average assets for the years ended December 31, 2022 and 2021.

Park National Corporation

The table below reflects Park's consolidated net income for each quarter of 2022 and for the years ended December 31, 2022, 2021 and 2020.

(In thousands)	Q4 2022	Q3 2022	Q2 2022	Q1 2022	2022	2021	2020
Net interest income	$94,606	$90,828	$83,939	$77,686	$347,059	$329,893	$327,630
Provision for (recovery of) credit losses (1)	2,981	3,190	2,991	(4,605)	4,557	(11,916)	12,054
Other income	26,392	46,694	31,193	31,656	135,935	129,944	125,664
Other expense	77,654	82,903	70,048	67,373	297,978	283,518	286,595
Income before income taxes	$40,363	$51,429	$42,093	$46,574	$180,459	$188,235	$154,645
Income tax expense	7,279	9,361	7,769	7,699	32,108	34,290	26,722
Net income	$33,084	$42,068	$34,324	$38,875	$148,351	$153,945	$127,923
(1) Park adopted ASU 2016-13 effective January 1, 2021. The allowance for credit losses and the related provision for (recovery of) credit losses for all periods subsequent to the date of adoption were calculated utilizing this new guidance.

Credit Metrics and Provision for (Recovery of) Credit Losses

On a consolidated basis, Park reported a provision for credit losses for the year ended December 31, 2022 of $4.6 million, compared to a recovery of credit losses of $11.9 million for the year ended December 31, 2021. The table below shows a breakdown of the provision for (recovery of) credit losses by reportable segment.

(In thousands)	Q4 2022	Q3 2022	Q2 2022	Q1 2022	2022	2021	2020
PNB	$3,789	$3,235	$3,357	$(4,547)	$5,834	$(8,554)	$30,813
All Other	(808)	(45)	(366)	(58)	(1,277)	(3,362)	(18,759)
Total Park	$2,981	$3,190	$2,991	$(4,605)	$4,557	$(11,916)	$12,054

PNB had net charge-offs of $3.6 million and All Other had net recoveries of $1.2 million for the year ended December 31, 2022, resulting in net charge-offs of $2.4 million for Park, on a consolidated basis. PNB had net recoveries of $640,000 and All Other had net recoveries of $2.7 million for the year ended December 31, 2021, resulting in net recoveries of $3.3 million for Park, on a consolidated basis.

The table below provides additional information related to Park's allowance for credit losses as of December 31, 2022, September 30, 2022, December 31, 2021 and December 31, 2020. Also included is the January 1, 2021 allowance for credit losses calculated under the CECL methodology prescribed in ASU 2016-13.

	(CECL methodology)	(CECL methodology)	(CECL methodology)	(CECL methodology)	(Incurred Loss methodology)
(Dollars in thousands)	12/31/2022	9/30/2022	12/31/2021	1/1/2021	12/31/2020
Total allowance for credit losses	$85,379	$83,961	$83,197	$91,764	$85,675
Allowance on purchased credit deteriorated ("PCD") loans (purchased credit impaired ("PCI") loans for 2020)	—	—	—	52	167
Allowance on purchased loans excluded from the general reserve (for 2020)	N.A.	N.A.	N.A.	N.A.	678
Specific reserves on individually evaluated loans	3,566	1,750	1,616	5,434	5,434
General reserves on collectively evaluated loans	$81,813	$82,211	$81,581	$86,278	$79,396

Total loans	$7,141,891	$7,103,246	$6,871,122	$7,177,537	$7,177,785
PCD loans (PCI loans for 2020)	4,653	4,867	7,149	10,903	11,153
Purchased loans excluded from collectively evaluated loans (for 2020)	N.A.	N.A.	N.A.	N.A.	360,056
Individually evaluated loans	78,341	43,670	74,502	108,274	108,407
Collectively evaluated loans	$7,058,897	$7,054,709	$6,789,471	$7,058,360	$6,698,169

Allowance for credit losses as a % of period end loans	1.20%	1.18%	1.21%	1.28%	1.19%
Allowance for credit losses as a % of period end loans (excluding PPP loans) (1)	1.20%	1.18%	1.22%	1.34%	1.25%

General reserve as a % of collectively evaluated loans	1.16%	1.17%	1.20%	1.22%	1.19%
General reserve as a % of collectively evaluated loans (excluding PPP loans) (1)	1.16%	1.17%	1.21%	1.28%	1.24%
(1) Excludes $4.2 million of PPP loans and $4,000 in related allowance at December 31, 2022, $5.7 million of PPP loans and $6,000 in related allowance at September 30, 2022, $74.4 million of PPP loans and $77,000 in related allowance at December 31, 2021; $331.6 million of PPP loans and $337,000 in related allowance at January 1, 2021; and $331.6 million of PPP loans and $337,000 in related allowance at December 31, 2020.

The allowance for credit losses of $85.4 million at December 31, 2022 represented a $2.2 million, or 2.6%, increase compared to $83.2 million at December 31, 2021. The increase was largely due to a $2.0 million increase in specific reserves, and a $232,000 increase in general reserves, taking into consideration changing economic forecasts while balancing the ongoing risks associated with inflation and other economic risks. Individually evaluated loans were $78.3 million at December 31, 2022, a $3.8 million, or 5.2%, increase compared to $74.5 million at December 31, 2021.

The allowance for credit losses of $85.4 million at December 31, 2022 represented a $1.4 million, or 1.7%, increase compared to $84.0 million at September 30, 2022. The increase was largely due to a $1.8 million increase in specific reserves, partially offset by a $398,000 decrease in general reserves, taking into consideration changing economic forecasts while balancing the ongoing risks associated with inflation and other economic risks. Individually evaluated loans were $78.3 million at December 31, 2022, a $34.7 million, or 79.4%, increase compared to $43.7 million at September 30, 2022. The increase in individually evaluated loans was largely due to a $23.0 million structured warehouse credit which was placed on nonaccrual status as of December 31, 2022. This credit did not have a specific reserve associated with it as of December 31, 2022.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ materially include, without limitation:

•the ever-changing effects of the global novel coronavirus (COVID-19) pandemic - - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 or variants or mutations thereof - - on economies (local, national and international), supply chains and financial markets, on the labor market, including the potential for a sustained reduction in labor force participation, and on our customers (including potential changes in their banking preferences and behaviors), counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic;
•Park's ability to execute our business plan successfully and within the expected timeframe as well as our ability to manage strategic initiatives;
•current and future economic and financial market conditions, either nationally or in the states in which Park and our subsidiaries do business, including the effects of higher unemployment rates, an acceleration in the pace of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the impact of the Russia-Ukraine conflict and associated sanctions and export controls), and any slowdown in global economic growth, in addition to the continuing impact of the COVID-19 pandemic and recovery therefrom on our customers’ operations and financial condition, any of which may result in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans;
•factors that can impact the performance of our loan portfolio, including changes in real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance, including any loans acquired in acquisition transactions;
•the effect of monetary and other fiscal policies (including the impact of money supply, market interest rate policies and policies impacting inflation, of the Federal Reserve Board, the U.S. Treasury and other governmental agencies) as well as disruption in the liquidity and functioning of U.S. financial markets, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, deposits and other financial instruments, in addition to the loan demand and the performance of our loan portfolio, and the interest rate sensitivity of our consolidated balance sheet as well as reduce net interest margins;
•changes in the federal, state, or local tax laws may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio and otherwise negatively impact our financial performance;
•the impact of the changes in federal, state and local governmental policy, including the regulatory landscape, capital markets, elevated government debt, potential changes in tax legislation that may increase tax rates, infrastructure spending and social programs;
•changes in laws or requirements imposed by Park's regulators impacting Park's capital actions, including dividend payments and stock repurchases;
•changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behaviors, changes in business and economic conditions, legislative and regulatory initiatives, or other factors may be different than anticipated;
•changes in customers', suppliers', and other counterparties' performance and creditworthiness, and Park's expectations regarding future credit losses and our allowance for credit losses, may be different than anticipated due to the continuing impact of and the various responses to inflationary pressures;
•Park may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
•the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
•the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational (including those which may result from our associates working remotely), asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with Park's business;
•competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Park's ability to attract, develop and retain qualified banking professionals;
•uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank and bank holding company capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Coronavirus Aid, Relief and Economic Security (CARES) Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the

American Rescue Plan Act of 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the provisions of the CARES Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the provisions of the American Rescue Plan Act of 2021, the provisions of the Dodd-Frank Act, and the Basel III regulatory capital reforms;
•Park's ability to meet heightened supervisory requirements and expectations;
•the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the "FASB"), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, may adversely affect Park's reported financial condition or results of operations;
•Park's assumptions and estimates used in applying critical accounting policies and modeling, including under the CECL model, which may prove unreliable, inaccurate or not predictive of actual results;
•the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions;
•the impact of Park's ability to anticipate and respond to technological changes on Park's ability to respond to customer needs and meet competitive demands;
•operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent;
•the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Park's third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Park and/or result in Park incurring a financial loss;
•a failure in or breach of Park's operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;
•the impact on Park's business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of the adequacy of Park's intellectual property protection in general;
•the existence or exacerbation of general geopolitical instability and uncertainty as well as the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, closing of border crossings and changes in the relationship of the U.S. and its global trading partners);
•the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the growth rates and financial stability of certain sovereign governments, supranationals and financial institutions in Europe and Asia and the risk they may face difficulties servicing their sovereign debt;
•the effect of a fall in stock market prices on Park's asset and wealth management businesses;
•our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims, the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries, and liabilities and business restrictions resulting from litigation and regulatory investigations;
•continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•the impact on Park's business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties;
•the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, regional or national protests and civil unrest (including any resulting branch closures or damages), military or terrorist activities or international hostilities (especially in light of the Russia-Ukraine conflict) on the economy and financial markets generally and on us or our counterparties specifically;
•a worsening of the U.S. economy due to financial, political, or other shocks;
•the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase our healthcare and other costs and negatively impact our operations and financial results;
•risk and uncertainties associated with Park's entry into new geographic markets with our most recent acquisitions, including expected revenue synergies and cost savings from recent acquisitions not being fully realized or realized within the expected time frame;
•uncertainty surrounding the transition from the London Inter-Bank Offered Rate (LIBOR) to an alternate reference rate;
•and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on January 23, 2023, the Park Board of Directors (the "Park Board") declared a $1.05 per common share quarterly cash dividend in respect of Park's common shares. The cash dividend is payable on March 10, 2023 to common shareholders of record as of the close of business on February 17, 2023. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the quarterly cash dividend by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on January 23, 2023 addressing financial results for the three months and the twelve months ended December 31, 2022 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: January 23, 2023	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer